ASSET PURCHASE AGREEMENT

                                      DATED

                                 MARCH 23, 2000

                                      AMONG

                             AIR METHODS CORPORATION
                             MERCY AIR SERVICE, INC.
                                       AND
                       AREA RESCUE CONSORTIUM OF HOSPITALS

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE  I   SALE  AND  PURCHASE  OF  CERTAIN  ASSETS                          1
     1.1     Purchase  and  Sale                                               1
     1.2     Excluded  Assets                                                  1
     1.3     Excluded  Liabilities                                             2
     1.4     Purchase  Price                                                   3
     1.5     Allocation  of  Purchase  Price                                   4

ARTICLE  II  REPRESENTATIONS  AND  WARRANTIES  OF  SELLER                      4
     2.1     Due  Organization                                                 4
     2.2     Subsidiaries                                                      4
     2.3     Due  Authorization                                                4
     2.4     Absence  of  Changes  or  Events                                  5
     2.5     Personal  Property                                                5
     2.6     Compliance with Licenses, Permits, Laws and Other Instruments     6
             (a)     Licenses  and  Permits.                                   6
             (b)     Conflicts                                                 6
             (c)     Government  Consent                                       6
     2.7     Contracts  and  Agreements                                        6
     2.8     Claims  and  Proceedings                                          7
     2.9     Taxes                                                             7
     2.10    Real  Properties;  Leases                                         7
     2.11    Insurance                                                         8
     2.12    Books  and  Records                                               8
     2.13    Financial  Statements                                             8
     2.14    Environmental  Matters.                                           9
     2.15    Brokers                                                          10
     2.16    Information  Furnished                                           10
     2.17    Federally  Funded  Programs                                      10

ARTICLE III  BUYER'S  AND  AIR  METHODS'  REPRESENTATIONS
             AND  WARRANTIES                                                  11
     3.1     Due  Organization                                                11
     3.2     Due  Authorization                                               11
     3.3     Brokers                                                          11
     3.4     Federally  Funded  Programs                                      11

ARTICLE  IV  SURVIVAL  OF  REPRESENTATIONS  AND  WARRANTIES                   12

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

ARTICLE  V   COLLECTION  OF  SELLER'S  ACCOUNTS  RECEIVABLE                   12
     5.1     Buyer's  Agreement  to  Collect  Accounts                        12
     5.2     Estimated  Collectible  Receivables                              12
     5.3     Remittance  of  Collected  Receivables                           12
     5.4     Additional  Payment  on  Uncollected  Accounts                   13

ARTICLE  VI  COVENANTS  OF  SELLER                                            13
     6.1     Conduct  of  Business  Pending  Closing                          13
     6.2     Consents  of  Others                                             15
     6.3     Further  Assurances                                              15
     6.4     Access  to  Records  Before  Closing                             15
     6.5     Access  to  Records  After  Closing                              15
     6.6     Employee  Benefit  Plan  Not  Assumed                            15
     6.7     Covenant  Not  to  Compete                                       15
     6.8     Accrued  Vacation                                                16
     6.9     Preferred  Provider  Contacts                                    16
     6.10    Facilities                                                       16
     6.11    Buyer's  Use  of  Name                                           16

ARTICLE VII  CONDITIONS  TO  OBLIGATION  OF  PARTIES  TO  CONSUMMATE
             CLOSING                                                          16
     7.1     Conditions  to  Buyer's  Obligations                             16
             (a)     Covenants,  Representations  and  Warranties             17
             (b)     Consents                                                 17
             (c)     Material  Adverse  Change                                17
             (d)     Release of Third Party Interests in the Purchased Assets 17
             (e)     Preferred  Provider  Contracts.                          17
             (f)     Litigation                                               17
             (g)     Consents.                                                18
             (h)     Hart-Scott-Rodino.                                       18
             (i)     Certificate  of  Officer                                 18
     7.2     Conditions  to  Seller's  Obligations                            18
             (a)     Covenants,  Representations  and  Warranties             18
             (b)     Consents                                                 18
             (c)     Litigation                                               18
             (d)     Certificate  of  Officers                                18

ARTICLE VIII CLOSING                                                          19
     8.1     Closing                                                          19
     8.2     Documents  to  be  Delivered  by  Seller                         19

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

             (a)     Conveyance  Documents                                    19
             (b)     Special  Warranty  Deed                                  19
             (c)     Opinion                                                  19
             (d)     Certificate                                              19
             (e)     Lien  Releases                                           19
             (f)     Transfer  of  Records                                    19
     8.3     Documents  to  be  Delivered  by  Buyer                          19
             (a)     Purchase  Price                                          19
             (b)     Note                                                     19
             (c)     Sublease                                                 20
             (d)     Bill  of  Sale,  Assignment and Assumption Agreement     20
             (e)     Certificate                                              20
             (f)     Opinion                                                  20

ARTICLE IX   TAXES,  UTILITIES,  ASSESSMENTS  AND
             OTHER  ADJUSTMENTS                                               20
     9.1     Payment of All Taxes Resulting from Sale of Assets by Seller     20
     9.2     Payment  in  Lieu  of  Covenant  Not  to  Compete                20
     9.3     Payment  for  Telephone  System                                  20
     9.4     Payment  for  Equipment                                          20

ARTICLE  X   INDEMNIFICATION                                                  20
     10.1    Indemnification  by  Seller                                      20
     10.2    Limitations  on  Indemnification  Obligations  of  Seller        21
             (a)     Deductible                                               21
             (b)     General  Liability  Ceiling                              21
             (c)                                                              22
             (d)                                                              22
             (e)     Time  Limitations.                                       22
             (f)     Environmental/Remedial  Action                           22
     10.3    Cooperation                                                      23
             (a)     Notice                                                   23
             (b)     Claims  for  Money  Damages                              23
     10.4    Arbitration  Provisions                                          23
     10.5    Exclusive  Remedy                                                24
     10.6    Survival  of  Representations and Indemnification of Buyer
             and  Air  Methods                                                24

ARTICLE XI   TERMINATION                                                      25
     11.1    Termination  of  Agreement                                       25
     11.2    Procedure  Upon  Termination                                     26

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

     11.3    Liquidated  Damages  Upon  Termination                           27

ARTICLE XII  CONFIDENTIALITY                                                  27
     12.1    Confidentiality  Covenants                                       27
     12.2    Disclosure  Pursuant  to  Legal  Process                         28
     12.3    Termination  of  Confidentiality  Obligations                    29

ARTICLE XIII MISCELLANEOUS                                                    29
     13.1    Modifications;  Waiver                                           29
     13.2    Notices                                                          29
     13.3    Counterparts                                                     30
     13.4    Expenses                                                         30
     13.5    Binding  Effect;  Assignment                                     30
     13.6    No  Strict  Construction                                         30
     13.7    Entire  and  Sole  Agreement                                     30
     13.8    Governing  Law                                                   30
     13.9    Invalid  Provisions.                                             30
     13.10   Headings                                                         31

                                LIST OF EXHIBITS


EXHIBITS
--------

Exhibit  A     Bill  of  Sale,  Assignment  and  Assumption  Agreement
Exhibit  B     Form  of  Opinion  of  Buyer's  Counsel
Exhibit  C     Form  of  Opinion  of  Seller's  Counsel
Exhibit  D     Certificate  of  Seller
Exhibit  E     Certificate  of  Buyer
Exhibit  F     Form  8594
Exhibit  G     Form  of  Non-Compete  Agreement
Exhibit  H     Form  of  Lease

                                LIST OF SCHEDULES


SCHEDULES
---------

Schedule  1.1  (a)     Purchased  Assets
Schedule  1.1  (b)     Assumed  Liabilities
Schedule  1.1  (c)     Contracts  Purchased
Schedule  1.2  (b)     Real  Property  at  18500  Edison  Avenue
Schedule  1.2  (c)     Current  Assets
Schedule  1.2  (f)     Prepaid  Expenses
Schedule  1.2  (g)     Insurance  Policies
Schedule  1.2  (h)     Contracts
Schedule  1.2  (m)     Personal  Property  Retained
Schedule  1.4  (c)     Fixed  Wing  Aircraft
Schedule  1.4  (c)(i)  King  Air  Parts
Schedule  1.5          Allocation  of  Purchase  Price
Schedule  2.2          Related  Parties
Schedule  2.3          Authorizations
Schedule  2.4          Absence  of  Certain  Charges
Schedule  2.5  (a)     Title  to  Personal  Property
Schedule  2.5  (c)     Air  Worthiness
Schedule  2.6  (a)     Licenses  and  Permits
Schedule  2.6  (c)     Government  Consents
Schedule  2.7  (a)     Contracts
Schedule  2.7  (b)     Assumed  Contracts
Schedule  2.8          Claims  and  Proceedings
Schedule  2.9          Taxes
Schedule  2.10  (a)    Real  Property
Schedule  2.10  (b)    Leased  property  Insurance
Schedule  2.14         Underground/Above-Ground  Storage  Tanks
Schedule  2.15         Letter  Agreement  with  Stifel,  Nicolaus  &  Company,
                       Incorporated, dated  as  of  February  1,  1999
Schedule  4.1          Employees
Schedule  5.1          Conduct  of  Business
Schedule  6.1  (g)     Individuals  to  Execute  Non-Compete
Schedule  6.1  (h)     Compensation  of  Certain  Employees
Schedule  6.7          Members

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is entered into as of March 23, 2000, among AIR METHODS CORPORATION, a Delaware corporation ("Air Methods"), MERCY AIR SERVICE, INC., a California corporation ("Buyer"), a wholly owned subsidiary of Air Methods, and AREA RESCUE CONSORTIUM OF HOSPITALS, a Missouri non-profit corporation ("Seller").

                                    RECITALS

     A. Seller is engaged in the business of providing emergency air medical transportation services in Missouri and adjoining states (the "Business"), and owns and leases certain assets and properties which are used by or useful to Seller in the conduct of its Business.

     B. Buyer and Air Methods are engaged in the business of providing emergency air medical transportation services in other regions of the United States.

     C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of Seller's assets used in, or useful to and related to the operation of the Business on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, agreements, terms and conditions set forth below, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                       SALE AND PURCHASE OF CERTAIN ASSETS

     1.1     PURCHASE  AND SALE.  On the terms and subject to the conditions and
             ------------------
exceptions contained in this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller at the Closing (as defined herein), free and clear of all liens, claims, and encumbrances, all of Seller's right, title, and interest in and to the tangible and intangible assets identified on Schedule
                                                                        --------
1.1(a),  and  to  assume  the  liabilities  listed  in  Schedule  1.1(b) and the
------                                                  ----------------
contracts  listed  on  Schedule  1.1(c),  which,  together  with  certain of the
                       ----------------
Excluded Assets as defined in Section 1.2, comprise the emergency, air medical, critical care, helicopter business as operated by Seller prior to the Closing, including the good will related to such business (the "Purchased Assets"). Buyer may assign its rights hereunder, but not its obligations, to a subsidiary corporation and may assign its rights to purchase certain of the Purchased Assets to a financial entity that will finance Buyer's purchase with a leasing transaction.

     1.2     EXCLUDED  ASSETS.  Notwithstanding  anything  to  the  contrary
             ----------------
contained in Section 1.1 hereof, the parties expressly agree that Seller shall retain and continue to own, and Buyer will not acquire, the following assets of the Business (the "Excluded Assets") and shall remain the property of Seller after the Closing:

          (a) Seller's interest in SkyLife Aviation, L.L.C., a Missouri limited liability company ("Skylife");

          (b) Seller's interest in the building (consisting of an office facility and aircraft hangar), fixtures and leasehold interest located at 18500 Edison Avenue, Chesterfield, Missouri (Spirit of St. Louis Airport), as more fully described in Schedule 1.2(b);
                      ----------------

          (c) Seller's current assets, including all cash on hand and in any bank account of Seller as of the Closing Date, billed and unbilled accounts receivable, and amounts due from related Organizations of Seller, all as listed and described in Schedule 1.2(c);
                    ----------------

          (d) the books and records, medical records for flights prior to Closing, minute books, stock records and corporate seal of Seller;

          (e)     the  rights  of  membership  in  Seller;

          (f) those rights relating to deposits and prepaid expenses of Seller and claims for refunds and rights to offset in respect thereof listed in
Schedule  1.2(f);
----------------

          (g) all of Seller's insurance policies and rights thereunder, except to the extent specified in Schedule 1.2(g);
                                        ----------------

          (h)     Seller's  Contracts  listed  in  Schedule  1.2(h);
                                                   -----------------

          (i) all personnel records and other records that Seller is required by law to retain in its possession;

          (j) all claims for refund of taxes and other governmental charges of whatever nature;

          (k) all rights in connection with and assets of the Employee Plans of Seller;

          (l) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Escrow Agreement;

          (m)     personal  property and assets expressly designated in Schedule
                                                                        --------
1.2(m).
------

     1.3     EXCLUDED  LIABILITIES.  Notwithstanding  anything  to  the contrary
             ---------------------
contained in this Agreement, Buyer will not assume or be liable for and Seller will retain and remain solely responsible for all of Seller's debts, liabilities and obligations of any nature whatsoever whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether related to the Purchased Assets, the Business, or otherwise, and regardless of when asserted, except Seller's obligation to perform, after the Closing Date, the duties and responsibilities of Seller under the agreements specifically identified on Schedule 1.1(b) entitled "Assigned Contracts."
                ----------------

     1.4     PURCHASE PRICE.  On or prior to March 20, 2000, Seller shall notify
             --------------
Buyer in writing whether Seller elects to receive payment for the Purchased Assets as set forth in Section 1.4(a) or Section 1.4(b) (the "Purchase Price Notice"). If the Purchase Price Notice is not received by Buyer on or before March 20, 2000, then the Buyer shall be deemed to have elected to receive payment for the Purchased Assets as set forth in Section 1.4(b).

          (a) The purchase price (the "Cash Purchase Price") for the Purchased Assets shall be $12,000,000. The Cash Purchase Price shall be paid by Buyer by the delivery at the Closing of cash or immediately available funds pursuant to wire transfer instructions provided to Buyer by Seller prior to Closing.

          (b) The purchase price (the "Alternate Purchase Price") for the Purchased Assets shall be $11,500,000 (the "Cash Portion") plus the Earnout Payments (defined below), if any, as follows:

               (i) At Closing, Buyer shall pay the Cash Portion to Seller in cash or immediately available funds pursuant to wire transfer instructions provided to Buyer by Seller prior to Closing.

               (ii) In addition to the Cash Portion, Buyer shall make additional payments (each an "Earnout Payment") to Seller (if any) equal to 50% of Buyer's collections for future services which are six months old or older over 50% of its standard charges, calculated as set forth in Section 1.4(b)(iii), beginning October 1, 2000 and at the end of each calendar quarter thereafter; provided, however, that at such time as $1,500,000 has been paid pursuant to this Section 1.4(b), Buyer shall have no further obligation to make any additional Earnout Payments.

               (iii) Following each calendar quarter beginning January 1, 2001, Buyer shall determine (i) the total revenue collected by it since the Closing ("Revenues") for Charges (defined below) for services performed after the Closing and more than six months prior to the end of the quarter (the "Calculation Period") and (it) the total of the Charges during the Calculation Period. Buyer shall pay to Seller, within ten ( 10) business days of the end of such calendar quarter, 50% of all Revenues in excess of 50% of the Charges for such period less the total of all Earnout Payments previously paid to Seller during all prior periods.

               (iv) As used in this Section 1.4(b), "Charges" means the total standard charges for services performed during the Calculation Period computed in the manner currently calculated by Mercy in its other operations.

          (c) Buyer agrees to purchase two fixed wing airplanes from Skylife, more fully described in Schedule 1.4(c), all the spare parts relating
                                   ---------------
to said aircraft owned by SkyLife and the equipment owned by Seller enumerated in Schedule 1.2(m) relating to the aforesaid airplanes and owned by ARCH. The
    ----------------
price for both airplanes shall be $1,650,000.00. The price for the parts shown in Schedule 1.4(c)(i) shall be at book value exclusive of depreciation on or
    -------------------
about the Closing Date, and the price for the equipment shall be $11,175.00. This agreement will be expressed more fully in an aircraft purchase agreement between Air Methods and SkyLife. The Cash Purchase Price provided for in
Section 1.4(a) shall be reduced by $500,000, and Air Methods shall deliver to Seller at the Closing a promissory note (the "Note"), bearing interest at nine and one quarter percent (9 %) per annum with principal payable in level monthly installments of $13,888.89 over three years from the Closing Date.

          (d) The term "Cash Purchase Price," as used in this Agreement shall mean the purchase price provided for in Section 1.4(a) or 1.4(b) whichever is selected by Seller, less the Note provided for in Section 1.4(c) and any other adjustments provided for herein.

     1.5     ALLOCATION  OF  PURCHASE PRICE.  Buyer and Seller acknowledge that,
             -------------------------------
under Section 1060 of the Internal Revenue Code of 1986, as amended ("Section 1060"), Buyer and Seller must report information regarding the allocation of the purchase price to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal income tax returns for the tax period which includes the date of Closing. At or prior to Closing, Buyer shall inform Seller of Buyer's proposed allocation of the Purchase Price, which shall be reasonable under the circumstances, and Buyer and Seller will attach to their federal income tax returns for the tax period that includes the date of Closing, Form 8594 as completed consistent with Buyer's allocation. Within forty-five (45) days after Closing, Buyer shall prepare Form 8594 and deliver it to Seller for its review and approval in accordance with the provisions of this section.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller  represents  and  warrants  to  Buyer  that:

     2.1     DUE  ORGANIZATION.  Seller  is  a  non-profit  public  benefit
             -----------------
corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri and has all requisite corporate power and authority to carry on the critical care, air ambulance business as now conducted and to own, lease and/or operate the Purchased Assets to be conveyed to Buyer pursuant to Section 1.1 herein.

     2.2     SUBSIDIARIES.  Except  as  described in Schedule 2.2, Seller has no
             ------------                            ------------
subsidiaries and does not conduct any operations, business, or activities other than the Business and the operation of the Purchase Assets.

     2.3     DUE AUTHORIZATION.  Seller has all requisite power and authority to
             -----------------
execute, deliver, and perform this Agreement and to perform the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligations of Seller enforceable against Seller in accordance with its terms. Except as set forth on Schedule 2.3, the execution, delivery, and performance of
                       ------------
this Agreement (as well as all other instruments, agreements, certificates, or other documents contemplated hereby) by Seller does not (a) violate any federal, state, county, or local law, rule, or regulation or any decree or judgment of any court or governmental authority applicable to Seller, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any agreement to which Seller is a party, or by which Seller is bound, (c) permit the acceleration of the maturity of any indebtedness of Seller secured by the Purchased Assets, or the acceleration of any obligation affecting the Purchased Assets, or (d) violate or conflict with any provision of the Articles of Incorporation or Bylaws, or equivalent constitutive documents, of Seller.

     2.4     ABSENCE OF CHANGES OR EVENTS.  Except as set forth in Schedule 2.4,
             ----------------------------                          ------------
since December 31, 1999 (i) Seller has conducted the Business in a manner consistent with the requirements of Section 6.1 below; (ii) neither Seller nor the Purchased Assets have suffered any change, event, or condition which has had or may have a Material Adverse Effect, as defined in this Section below, on the Purchased Assets; (iii) Seller has not acquired or disposed of any of the Purchased Assets other than in the ordinary course of business or as expressly contemplated by the terms of this Agreement; and (iv) Seller has maintained its inventory of parts at levels consistent with commercially reasonable practices.

     As used in this Agreement, "Material Adverse Effect" means any material adverse change in or effect on the Business or on the physical or operating condition of any of the Purchased Assets, whether attributable to a single circumstance or event or an aggregation of circumstances or events.

     2.5     PERSONAL  PROPERTY.
             ------------------

          (a) Seller has good title to (or valid leasehold or contractual interests in) all personal property comprising the Purchased Assets, free and clear of all liens, claims, charges, setoffs, encumbrances or restrictions of every kind ("Lien") except as disclosed in Schedule 2.5(a). The documents of
                                              ---------------
transfer to be executed and delivered by Seller at the Closing will be sufficient to convey good and marketable title to the Purchased Assets to Buyer, free and clear of all liens, claims, charges, set-offs, encumbrances, or restrictions of every kind, other than those expressly assumed by Buyer pursuant to Article I hereof or as may be imposed by Buyer.

          (b) All machinery, equipment and tangible assets of Seller being used in the operation of the Purchased Assets are usable by or useful to Seller in the ordinary course of its business, and are in adequate operating condition and repair to the extent necessary for the operation of the Business as conducted as of the date hereof and as of the Closing Date.

          (c)     Except  as  set  forth on Schedule 2.5(c), all helicopters and
                                            ---------------
one spare engine (LTS 101 engine) have been maintained in an air-worthy condition in accordance with the maintenance requirements of (i) the Federal Aviation Administration (the "FAA") and (ii) the manufacturers of such helicopters or such components or equipment (as the case may be). All aircraft will be purchased "as is, where is" without warranty of merchantability, except as provided herein.

     2.6     COMPLIANCE  WITH  LICENSES,  PERMITS,  LAWS  AND OTHER INSTRUMENTS.
             ------------------------------------------------------------------

          (a)     Licenses and Permits.  Attached hereto as Schedule 2.6(a) is a
                  --------------------                      ---------------
list of all federal, state, county, and local governmental licenses, certificates, and permits held or applied for by Seller which relate to the conduct of the Business and which have a material effect on the Purchased
Assets, including, but not limited to, all FAA licenses and permits ("Authorizations"). Seller has complied in all respects with the terms and conditions of all such Authorizations, and no violation of any such Authorizations or the laws or rules governing the issuance or continued validity thereof has occurred. No additional Authorizations are required from any federal, state, county, or local government agency or body thereof in connection with the operation of the Purchased Assets, the failure to obtain which could reasonably be expected to have a Material Adverse Effect on the Purchased Assets. Except as disclosed on Schedule 2.6(a), in the conduct of the Business
                                 ---------------
and operation of the Purchased Assets, Seller has not been issued any citations, notices or orders of non-compliance under any law, rule, regulation, ordinance, order, judgment, or decree (with respect to the Purchased Assets) within two years of the Closing Date.

          (b)     Conflicts.  Neither  the  ownership  nor  use of the Purchased
                  ---------
Assets conflicts with the rights of any other person, firm, or corporation, violates or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Articles of Incorporation or Bylaws, or equivalent constitutive documents, as presently in effect, of Seller, or any lien, encumbrance, mortgage deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Seller is a party or by which Seller may be bound or affected.

          (c)     Government  Consent.  Seller is not aware of any proposed law,
                  -------------------
governmental taking, condemnation or other proceeding which would be applicable to the Business or Purchased Assets and which might have a Material Adverse Effect on the Business or the Purchased Assets either before or after the Closing except as disclosed in Schedule 2.6(c). Except as set forth on Schedule
                               ----------------                         --------
2.6(c),  no  consent,  qualification,  order,  approval, or authorization of, or
------
filing with, any governmental authority, including, without limitation, any filings or notices required by applicable bulk sales law, if any, is required in connection with Seller's execution, delivery and performance of this Agreement and the consummation of any transaction contemplated hereby.

     2.7     CONTRACTS  AND  AGREEMENTS.
             --------------------------

          (a)     Attached  hereto  as  Schedule  2.7(a)  is  a  list  and brief
                                        ----------------
description of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness, guarantees, agreements with distributors, suppliers, dealers, franchisors and customers, and service agreements) with respect to the Purchased Assets to which Seller is a party or by which the Purchased Assets are bound and pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, $50,000.00 per annum or more (collectively, the "Contracts"). The Contracts are valid and enforceable and in full force and effect. Except as set forth on Schedule 2.7(a), Seller is
                                                      ---------------
not, and, to the best knowledge of Seller, no other party thereto is, in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any of the Contracts, and has not waived any right under any of the Contracts. Except as set forth on
Schedule  2.7(a), no consent, qualification order, approval or authorization of,
----------------
or filing with, any person or governmental entity is required in connection with Seller's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          (b)     Attached  hereto  as  Schedule  2.7(b)  is  a  list  and brief
                                        ----------------
description of all written or oral contracts, commitments, leases and other agreements with respect to the Purchased Assets to which Seller is a party or is bound, and which Buyer has agreed to assume the duties and responsibilities of Seller thereunder pursuant to Section 1.3.

     2.8     CLAIMS  AND  PROCEEDINGS.   Except  as  set  forth in Schedule 2.8,
             ------------------------                              ------------
there are no claims, actions, suits, legal or administrative proceedings or investigations ("Claims or Proceedings") pending or threatened, against or relating to the Purchased Assets or the transactions contemplated by this Agreement, and Seller neither knows of, nor has any reason to be aware of, any basis for the same. In particular, and without limiting the generality of the preceding sentence, there are no Claims or Proceedings, and no basis for any Claim or Proceeding, arising out of the business of Seller prior to the Closing with respect to patients for whom services were provided by Seller prior to Closing, which Claims or Proceedings are or will be based upon any alleged impropriety in charging, billing or receiving payment for the services rendered by the Seller, except as disclosed in Schedule 2.8.
                                             -------------

     2.9     TAXES.  Except  as  disclosed  on Schedule 2.9, all federal, state,
             -----                             ------------
local and foreign tax returns and reports of any of the entities comprising Seller required by law to be filed on or before the Closing and which would affect the Purchased Assets have been duly filed or duly extended to a date in the future, and all federal, state, local, foreign and any other taxes (including interest and penalties), assessments, fees and other governmental charges with respect to the Purchased Assets and due on or prior to the Closing have been paid.

     2.10     REAL  PROPERTIES;  LEASES.
              -------------------------

          (a)     Schedule 2.10(a) sets forth a list containing a description of
                  ----------------
all interests in Real Property owned, leased or otherwise used or occupied by Seller and which are part of the Purchased Assets (the "Real Property"). With respect to all Real Property owned by Seller and which are part of the Purchased Assets, (i) each parcel of such owned Real Property is owned in fee simple with good and marketable title free and clear of all Liens, except as described in
Schedule  2.10(a)  and those that do not materially adversely interfere with the
----------------
use of such Real Property as currently used, (ii) there are no leases, subleases, licenses, concessions or other agreements (written or oral) granting to any person the right to use or occupy such owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first offer or rights of first refusal or any other agreements pursuant to which Seller would be required to sell the owned Real Property or any portion thereof or interest therein, or purchase any other real property. Seller has made available to Buyer complete and accurate copies of all material documents and information of Seller concerning such owned Real Property.

          (b)     Attached  hereto  as  Schedule 2.10(b) is a list setting forth
                                        ----------------
all leases under which Seller possesses or uses real property which is a part of the Purchased Assets (the "Real Property Leases") and all leases under which Seller possesses or uses items of tangible personal property that are material to the conduct of Seller's business (the "Personal Property Leases"). True, correct and complete copies of the Real Property Leases and Personal Property Leases (collectively, the "Leases") have been delivered to Buyer, together with the names and addresses of the lessors thereunder. The Leases are in full force and effect and Seller is not in default. To the knowledge of Seller, (i) the other parties to the Leases are not in default thereunder and (ii) no facts or circumstances have occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Seller or the other parties, under any of the Real Property Leases or the Personal Property Leases.

          (c) To the knowledge of the officers of Seller: (i) all structures and facilities on the real properties listed on Schedule 2.10(a) and Schedule
                                                   ----------------     --------
2.10(b)  are  free  of  structural  defects  and  are  equipped  in  substantial
------
conformity with laws and governmental regulations applicable to Seller; (ii) the zoning of each parcel of real property permits the presently existing improvements and continuation of the business presently conducted thereon by Seller; and (iii) no zoning changes, and no condemnation or similar proceedings, are pending or threatened against any of the real properties listed on Schedule
                                                                        --------
2.10(a)or  Schedule  2.10(b).
-------    -----------------

     2.11     INSURANCE.  Schedule  2.11  contains  a listing of all policies of
              ---------   --------------
fire, general liability, worker's compensation, errors and omissions, malpractice and other types of insurance maintained by or on behalf of Seller, to provide insurance protection for the assets and business of Seller. Except as set forth in Schedule 2.11 hereto, all of such policies are now in full force
                -------------
and effect and those policies or other policies covering the same risks and in substantially the same amounts have been in full force and effect continuously for the past three (3) years, and provide coverage for the properties, assets, and operations of Seller in the amounts and against the risks required (i) to comply with all applicable laws and regulations and (ii) to conform to the standard levels of insurance maintained in the industry in which Seller operates. Seller has not received any notice of cancellation or material amendment of any such policies, and, to the knowledge of Seller, all material claims thereunder have been filed in a timely fashion. The activities and operations of Seller have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. Seller shall maintain all such insurance policies in effect from the date hereof until the Closing.

     2.12     BOOKS  AND RECORDS.  The books of account of Seller as they relate
              ------------------
to the Purchased Assets are complete and correct in all respects, and there have been no transactions involving the Purchased Assets which properly should have been set forth therein and which have not been accurately so set forth in all respects.

     2.13     FINANCIAL  STATEMENTS.   Seller  has  delivered  to  Buyer balance
              ---------------------
sheets as of December 31, 1997 and 1998 and statements of operations and statements of cash flows for the fiscal years then ended, audited, and a balance sheet, statement of income and statement of cash flows for the nine months ended September 30, 1999, all unaudited. Seller will deliver to Buyer, at least two business days prior to the Closing, an audited balance sheet as of December 31, 1999, and statements of operations and cash flows for the fiscal year ended December 31, 1999, which will reflect no material adverse change in Seller's operations since September 30, 1999. All of such financial statements have been prepared from the books and records of Seller in accordance with generally accepted accounting principles ("GAAP") consistently applied, and maintained throughout the periods indicated, and fairly present the financial condition of Seller and results of operations as of their respective dates and for the periods indicated.

     2.14     ENVIRONMENTAL  MATTERS.  As  of the date of this Agreement, except
              ----------------------
as set forth in Schedule 2.14 and except as to matters described in this Section
                -------------
2.14  which  individually and in the aggregate would not have a Material Adverse
Effect:

          (a) Seller has obtained all permits, licenses and other authorizations which are required under the Environmental Laws and all other applicable laws for the ownership, use and operation of each location owned, operated or leased by Seller and acquired by Buyer hereunder (the "Property"), all such permits, licenses and authorizations are in effect, no appeal nor any other action is pending to revoke or modify in a manner adverse to Seller any such permit, license or authorization, and Seller has complied and is in compliance with all terms and conditions of all such permits, licenses and authorizations.

          (b) Seller and the Property have complied and are in compliance with all Environmental Laws including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter which would reasonably be expected to result in liability that is existing or pending, or to the knowledge of Seller threatened, relating to the Property .

          (d) Neither Seller nor any other person has released, placed, stored, buried or dumped or arranged for disposal of any Hazardous Substances or any other substances produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on or beneath the Property except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of Seller provided that such excepted inventories and wastes, if any, were and are stored, handled and disposed of in accordance with applicable laws and regulations and in a manner such that there has been no release of any such substances into the environment in violation of the Environmental Laws or in a manner that would give rise to costs or liability under any Environmental Law.

          (e) No releases have occurred at the Property which could result in the assertion or creation of a Lien on the Property by any governmental body or agency with respect thereto, nor has any such assertion of a Lien been made by any governmental body or agency with respect thereto.

          (f) None of the following exists at the Property: asbestos-containing material in any form or condition, materials or equipment containing polychlorinated biphenyls, landfills, surface impoundments or disposal areas.

          (g) Any underground and above-ground storage tanks currently or formerly owned or operated by Seller or located on or beneath the Property are described on Schedule 2.14 and have been properly registered, constructed (or
               --------------
upgraded), operated and (if now out of service) closed and removed in compliance with all applicable laws and requirements.

          (h) "Hazardous Substance" means any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous substances," "hazardous wastes," hazardous materials" or "toxic substances" under any Environmental Law, including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable or explosive materials, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

          (i) "Environmental Laws" means any statute, law, ordinance, regulation, rule, judgment, decree or order of any governmental entity relating to any matter of pollution, protection of the environment, environmental regulation or control regarding Hazardous Substances.

     2.15     BROKERS.  Except  as  described  on  Schedule 2.15, Seller has not
              -------                              -------------
engaged, or caused to be incurred, any liability for any brokerage or finders' fees or agents' commissions or like payments to, any finder, broker, or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby, and all compensation of any kind payable to any such party shall be the sole responsibility of Seller or the Members, and Buyer shall have no responsibility therefor.

     2.16     INFORMATION  FURNISHED.  No  representation  or  warranty  made by
              ----------------------
Seller in this Agreement, no written statement or document furnished by Seller in connection with the negotiation of the transactions contemplated by this Agreement, and no exhibit, certificate, schedule, document, list or instrument prepared, made, or delivered, or to be prepared, made, or delivered, by or on behalf of Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

     2.17     FEDERALLY FUNDED PROGRAMS.  Seller represents and warrants that it
              -------------------------
is not, and at no time has been, excluded from participation in any federally funded health care program, including Medicare or Medicaid. Seller agrees to immediately notify Buyer of any threatened, proposed, or actual exclusion from any federally funded health care program.

     Seller represents and warrants that it has reviewed all applicable statutes, regulations and rules pertaining to Medicaid and Medicare, including, but not limited to, the Anti-Kickback Statutes (42 U.S.C. Section 1320 a - 7(b) and the Federal False Claims Act (31 U.S.C. Section 3729) and represent that its billing practices are in compliance with Medicaid/Medicare rules and regulations. Seller also acknowledges that no part of its compensation is related to the referral, purchasing, leasing, ordering or arranging for services for which payment may be made in whole or in part under Medicare/Medicaid.

                                   ARTICLE III
             BUYER'S AND AIR METHODS' REPRESENTATIONS AND WARRANTIES

     Buyer  and  Air  Methods  represent  and  warrant  to  Seller  as  follows:

     3.1     DUE  ORGANIZATION.  Air  Methods  is  a corporation duly organized,
             -----------------
validly existing and in good standing in the State of Delaware, and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Each has all requisite corporate power and authority to enter into and perform this Agreement and the related agreements referred to herein and, following the Closing, to operate and own or lease, as the case may be, the Purchased Assets.

     3.2     DUE AUTHORIZATION.  The execution, delivery and performance of this
             -----------------
Agreement has been duly authorized by all requisite corporate action of Buyer, and this Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates or other documents contemplated hereby) by Buyer, will not (a) violate any federal, state, county, or local law, rule, or regulation or any decree or judgment of any court or governmental authority applicable to Buyer or its property; (b) violate or conflict with, or permit the cancellation of, or constitute a default under any agreement to which Buyer is a party or by which it or its property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Buyer; or (d) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer.

     3.3      BROKERS.  Neither  Buyer nor Air Methods has engaged, or caused to
              -------
be incurred, any liability for any brokerage or finders' fees or agents' commissions or like payments to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby and Seller shall have no responsibility therefore.

     3.4     FEDERALLY  FUNDED  PROGRAMS.  Buyer  and  Air Methods represent and
             ---------------------------
warrant that either of them has not, and at no time has been, excluded from participation in any federally funded health care program, including Medicare or Medicaid. Buyer and Air Methods agree to immediately notify Seller of any threatened, proposed, or actual exclusion from any federally funded health care program.

     Buyer and Air Methods represent and warrant that both of them have reviewed all applicable statutes, regulations and rules pertaining to Medicaid and Medicare, including, but not limited to, the Anti-Kickback Statutes (42 U.S.C.
Section 1320 a - 7(b) and the Federal False Claims Act (31 U.S.C. Section 3729)) and represent that its billing practices are in compliance with Medicaid/Medicare rules and regulations. Each also acknowledges that no part of its compensation is related to the referral, purchasing, leasing, ordering or arranging for services for which payment may be made in whole or in part under Medicare/Medicaid.

                                   ARTICLE IV
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of the Seller set forth in this Agreement or in the Disclosure Schedules or Closing Certificates delivered pursuant hereto shall terminate on the first (1st) anniversary of the Closing Date, except as follows: (i) the representations and warranties of the Seller contained in Sections 2.10 and 2.14 shall survive the Closing for the statutory limitations period under Missouri law that is applicable to written contracts and (ii) the representations and warranties of the Seller contained in Section
2.9 survive the Closing for the statutory limitations period applicable, to the filing of Tax Returns and payment of Income Taxes under the Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement. The representations and warranties of the Buyer in Section 3 hereof shall survive the Closing for the statutory limitations period under Missouri law that is applicable to written contracts.

                                    ARTICLE V
                   COLLECTION OF SELLER'S ACCOUNTS RECEIVABLE

     5.1     BUYER'S  AGREEMENT  TO  COLLECT  ACCOUNTS.  Buyer  agrees  to  use
             -----------------------------------------
commercially reasonable efforts to collect or cause to be collected, on behalf of Seller, all of Seller's accounts receivable outstanding and unpaid at the date of Closing that arose from the operation of its air medical transport services prior to the Closing.

     5.2     ESTIMATED  COLLECTIBLE  RECEIVABLES.  With respect to the remaining
             -----------------------------------
accounts receivable to be collected by Buyer pursuant to this Article V (the "Accounts"), Buyer and Seller will agree upon the collectible percentage of the Accounts based upon the historical collection percentage of gross charges that are at least six months old. Such percentage shall be applied to the gross charges less the amounts collected prior to Closing to determine the "Estimated Collectible Receivables."

     5.3     REMITTANCE  OF COLLECTED RECEIVABLES.  On a monthly basis beginning
             ------------------------------------
at the end of the month immediately following the Closing, Buyer shall remit, within ten (10) business days after the end of each such month, all amounts received by Buyer as payment for amounts due on the Accounts until the total remitted to Seller equals the Estimated Collectible Receivables. Thereafter, Buyer shall remit on a monthly basis within ten (10) business days after the end of each such month, 50% of all amounts received as payment for amounts due on the Accounts.

     5.4     ADDITIONAL  PAYMENT  ON  UNCOLLECTED  ACCOUNTS.  In addition to the
             ----------------------------------------------
foregoing, until the earlier to occur of (a) the total remitted to Seller equals the Estimated Collectible Receivables or (b) 24 months after the Closing, Buyer shall pay to Seller, with each monthly payment, an amount equal to interest on the unremitted balance of the Estimated Collectible Receivables at the rate of 10% per annum. Except that accounts receivable from Barnes-Jewish Hospital, St. John's Mercy Medical Center and St. Louis Children's Hospital shall be excluded from the Estimated Collectible Receivables for the purpose of calculating the interest on the unremitted balance.

                                   ARTICLE VI
                               COVENANTS OF SELLER

     6.1     CONDUCT  OF  BUSINESS PENDING CLOSING.  From the date hereof to the
             -------------------------------------
Closing Date, Seller shall use its best efforts to, preserve substantially intact its business organization and present relationships with its customers, suppliers and employees. Seller will not take any action that could reasonably be expected to have an adverse effect on Seller, or the transactions contemplated by this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business as conducted prior to the date of this Agreement. Without limiting the generality of the foregoing, without such consent,

          (a) Seller shall not sell, lease, transfer, or assign any assets, tangible or intangible, which comprise the Purchased Assets other than for a fair consideration in the ordinary course of business.

          (b) Seller will not enter into any agreement, contract, lease, (or license or series of related agreements, contracts, leases and licenses) with respect to the Purchased Assets outside the ordinary course of business,

          (c) Seller will not accelerate, terminate or cancel any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) involving more than $5,000 with respect to the Purchased Assets to which Seller is a party or by which it is bound.

          (d) Seller will not impose any Lien upon any of the Purchased Assets, tangible or intangible.

          (e)     [Intentionally  left  blank].

          (f)     [Intentionally  left  blank].

          (g) Seller will not sell or consent to the sale of any of the Purchased Assets outside the ordinary course of business.

          (h) Seller will not increase the compensation or benefits payable to employees listed in Schedule 6.1(h) without the consent of Buyer.
                           ----------------

          (i)     [Intentionally  left  blank].

          (j) Seller will maintain insurance on the Purchased Assets consistent with past practices and, unless comparable insurance is substituted therefor or is not generally available to businesses of the type conducted by Seller, not take any action to terminate or modify, or permit the lapse or termination of. the present insurance policies and coverages of Seller as set forth in Schedule 2.11.
           --------------

          (k) Seller will promptly notify Buyer of any lawsuit or other legal proceeding that is commenced, or that is threatened, in writing, against Seller and that (i) relates to or arises out of the Purchased Assets and, if adversely determined against Seller, would be expected to have a Material Adverse Effect on Seller, or (ii) relates to any of the Purchased Assets.

          (l)     [Intentionally  left  blank].

          (m) Seller will maintain in good working order and condition, ordinary wear and tear excepted, all of the Purchased Assets.

          (n) Seller will maintain its inventories of parts, supplies and other assets at substantially the same level as existed in December 1999.

          (o) Seller will use its best reasonable efforts to obtain and maintain all consents, assignments or approvals of, and licenses, permits and franchises and rights to operate granted by, governmental authorities, the absence or loss of which is expected to have a Material Adverse Effect on Buyer's ability to operate the Business after Closing.

          (p) Seller will not take any action which would be expected to result in a violation of or in the noncompliance with any laws or regulations applicable to Seller that would be expected to have a Material Adverse Effect on the Closing.

          (q) Seller will cooperate with Buyer and render to Buyer such assistance as Buyer may reasonably request, at Buyer's sole expense, in obtaining such governmental approvals as Buyer considers necessary or appropriate.

          (r) Seller will pay, when due, and prior to the imposition or assessment of any interest, penalties or liens by reason of the nonpayment of, taxes due or assessed against it with respect to the Purchased Assets, except for any taxes being contested in good faith and for which reserves have been established by the Seller.

          (s) Seller shall give prompt notice to Buyer of any notice of material default received by Seller subsequent to the date of this Agreement under any material instrument, contract or agreement, or any material adverse change in the Purchased Assets occurring prior to the Closing.

     6.2     CONSENTS  OF  OTHERS.  Prior  to  the Closing, Seller shall use its
             --------------------
best efforts to obtain all authorizations, consents and permits required of the Purchased Assets and Seller to permit consummation of the transactions contemplated by this Agreement.

     6.3     FURTHER  ASSURANCES.  In case at any time after Closing any further
             -------------------
action is necessary to complete the transfer of the Purchased Assets to Buyer, or otherwise to carry out the purposes of this Agreement, the proper officers of Seller shall take all such reasonable action without any further consideration therefor.

     6.4     ACCESS  TO  RECORDS  BEFORE  CLOSING.  Prior to the Closing, Seller
             ------------------------------------
shall give, or cause to be given, to Buyer and its representatives full and unrestricted access, upon reasonable notice, to Seller's assets, properties, titles, operations, contracts, corporate minute and other books, records, files and documents of Seller with respect to the Purchased Assets and to make copies of all such materials allowed by law. Seller will provide Buyer opportunities to meet with key employees of the Business, to visit facilities of the Business and to otherwise conduct due diligence in respect of the Purchased Assets. All materials copied by Buyer shall be returned to Seller if the Closing of the transactions contemplated hereunder fails to occur, and shall be maintained in confidence by Buyer prior to the Closing.

     6.5     ACCESS  TO RECORDS AFTER CLOSING.  After the Closing Date, Buyer on
             --------------------------------
the one hand and Seller on the other agree that they will give, or cause to be given, to the other party, its successors and its representatives, during normal business hours and at the requesting party's expense, such reasonable access to the properties, titles, contracts, books, records, files and documents of Buyer (to the extent Buyer's records are the records, materials and data transferred to Buyer from Seller pursuant to this Agreement) or Seller, as the case may be, as is reasonably necessary to allow the requesting party to obtain information in the other party's possession with respect to any claims, demands, audits, suits or matters of a similar nature made by or against the requesting party as the previous or new owner and operator of the Purchased Assets, as the case may be, and to make copies of such information to the extent reasonably necessary.

     6.6     EMPLOYEE  BENEFIT PLAN NOT ASSUMED.  Seller agrees that Buyer shall
             ----------------------------------
not assume sponsorship of Seller's group health plan or any other benefit plan that Seller maintains or sponsors. Buyer shall not, therefore, be a successor employer of any former or current employee of Seller, whether or not such employee is offered employment with Buyer, for purposes of compliance with the Family and Medical Leave Act, the group health plan coverage rules of the Consolidated Omnibus Reconciliation Act of 1985, as amended, or any similar applicable state laws. Seller agrees that Buyer shall not assume any other benefits plan that Seller may sponsor. Buyer will assume the group health insurance contract that Seller has with United Healthcare.

     6.7     COVENANT  NOT  TO COMPETE.  For a period of ten (10) years from the
             -------------------------
Closing or any of the Preferred Provider Contracts required by Section 6.9 herein are cancelled for cause, whichever occurs sooner, Seller agrees, and each of the entities listed on Schedule 6.7, being the Members of ARCH (the
                               -------------
"Members") shall, at the Closing, agree that it and its controlled affiliates will not, directly or indirectly, engage in the business of providing airborne medical transportation services within 75 miles of any facility in the St. Louis metropolitan area currently served by Seller or within 75 miles of any facility in the St. Louis metropolitan area served by Buyer following the Closing.

     6.8     ACCRUED  VACATION.  With  respect  to  any  employees of Seller who
             -----------------
become employees of Buyer after the Closing, Seller agrees that it will pay to each employee an amount equal to the value of accrued vacation at the date of Closing, or, at the employee's request, reduce the Purchase Price to Buyer by such amount upon Buyer's agreement to honor the employee's accrued vacation time after the Closing.

     6.9     PREFERRED  PROVIDER  CONTRACTS.  Seller  shall  use  reasonable
             ------------------------------
commercial efforts to assist Buyer in obtaining preferred provider contracts substantially in the form of Exhibits I and J with each of Barnes-Jewish Hospital, St. Louis Children's Hospital and St. John's Mercy Medical Center.

     6.10     FACILITIES.
              ----------

          (a) Seller shall permit Buyer to use the office facilities of Seller located at Spirit of St. Louis Airport ("Spirit Facility") for a rental fee of $14.00 per square foot per year for office and maintenance space, if any, plus all utility costs, $1,000/month for each fixed wing airplane and $750/month for each helicopter stored in the hangar, for a period of time following the Closing not beyond two days before the closing on the sale of the Spirit Facility. Seller has informed Buyer that Seller has contracted to sell the Spirit Facility, and Seller's Closing on the sale of the Spirit Facility which shall take place on or about April 14, 2000. Seller shall obtain the permission of the purchaser of the Spirit Facility for Buyer to use hangar space and to the assignment to Buyer of Seller's rights with respect to the space for the Communications Center for up to six months after Closing, it being understood that Buyer requires use of such facilities only for so long as is necessary to allow Buyer to move its operations to 2207 Scott Avenue.

          (b) Seller acknowledges that Buyer is incurring costs in refurbishing, renovating, altering or constructing at the building at 2207 Scott Avenue, St. Louis, Missouri 63103, and agrees to reimburse Buyer for such costs in the event of termination of this Agreement.

     6.11     BUYER'S  USE  OF NAME.  Seller agrees that Buyer may use the words
              ---------------------
"ARCH Air Medical Services" in the name of the entity that Buyer forms to operate the Business after Closing or in any trade name that it may adopt to identify the Business.

                                   ARTICLE VII
            CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING

     7.1     CONDITIONS  TO  BUYER'S  OBLIGATIONS.  The  obligation  of Buyer to
             ------------------------------------
consummate the transactions contemplated by this Agreement is subject to satisfaction on or prior to the Closing of the following conditions (any of which may be waived by Buyer in writing):

          (a)     Covenants,  Representations and Warranties.  Seller shall have
                  ------------------------------------------
performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing. The representations and warranties of Seller set forth in Article II hereof shall be accurate in all material respects at and as of the Closing with the same force and effect as though made on and as of the Closing.

          (b)     Consents.  All  statutory  requirements  for  the  valid
                  --------
consummation by Seller of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents, waivers and approvals, including, but not limited to, the giving of notice pursuant to Section 355.656 of the Missouri Revised Statutes to the Missouri Attorney General and the passage of twenty (20) days as specified in such section without adverse action thereon, and including those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained (as reasonably determined by Buyer) in order to permit Buyer to acquire the Purchased Assets shall have been obtained in form and substance reasonably satisfactory to Buyer. Seller shall have obtained any authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement to prevent a material breach or default by Seller under any contract to which such entity is a party or for the continuation of any material agreement to which such entity is a party and which relates to the Purchased Assets. All approvals of the Board of Directors of Seller and its Members necessary for the consummation of this Agreement and the transactions contemplated hereby shall have been obtained.

          (c)     Material  Adverse  Change.  There has been no Material Adverse
                  -------------------------
Effect  to  the  condition  of  the  Purchased  Assets  since December 31, 1999.

          (d)     Release of Third Party Interests in the Purchased Assets.  Any
                  --------------------------------------------------------
and all liens, encumbrances and/or security interests evidenced by financing statements currently of record to perfect a security interest in the Purchased Assets in accordance with the Uniform Commercial Code ("UCC") or duly recorded on title certificates of aircraft pursuant to regulations of the Federal Aviation Administration ("FAA") shall be released unless otherwise consented to in writing by Buyer. if any such encumbrances shall be consented to by Buyer, amendments to such security agreements and/or financing statements shall be filed in the appropriate filing location for the purpose of eliminating any and all references to blanket liens covering the Purchased Assets.

          (e)     Preferred Provider Contracts.  Each of Barnes-Jewish Hospital,
                  ----------------------------
St. Louis Children's Hospital and St. Johns Mercy Medical Center shall have entered into ten (10) year service contracts with Buyer on terms reasonably acceptable to Buyer.

          (f)     Litigation.  No  action,  suit  or  proceeding shall have been
                  ----------
instituted before, or by, any governmental body, to restrain, modify or prevent the consummation of the transaction contemplated hereby, or to seek damages on a discovery order in connection with such transaction, or that has or may be expected to have, a Material Adverse Effect on the Purchased Assets or Buyer's right to own, operate, or control the Purchased Assets.

          (g)     Consents.  All  consents  required  to  be given by St. John's
                  --------
Regional Medical Center (Joplin, Missouri), Cardinal Glennon Children's Hospital, Barnes-Jewish Hospital and St. Louis Children's Hospital to the assignment or execution of their respective contracts with Seller to Buyer with such amendments to such contracts as Buyer shall reasonably request, shall have been obtained.

          (h)     Hart-Scott-Rodino.  All  filings and notices required pursuant
                  -----------------
to  the  Hart-Scott-Rodino Act, if applicable, shall have been made or obtained.

          (i)     Certificate  of  Officer.  A  fully  executed  certificate  in
                  ------------------------
substantially  the  form  set  forth  in  Exhibit  D  attached  hereto.

     7.2     CONDITIONS  TO  SELLER'S  OBLIGATIONS.  The obligation of Seller to
             -------------------------------------
consummate the transactions contemplated hereby is subject to satisfaction on or prior to the Closing of the following conditions (any of which may be waived by Seller in writing):

          (a)     Covenants,  Representations  and Warranties.  Buyer shall have
                  -------------------------------------------
performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by Buyer prior to or at the Closing, The representations and warranties of Buyer set forth in Article III hereof shall be accurate in all material respects, at and as of the Closing, with the same force and effect as though made on and as of the Closing.

          (b)     Consents.  All  statutory  requirements  for  the  valid
                  --------
consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled, and all authorizations, consents and approvals, or passage of the statutory period of time with adverse action by the Missouri Attorney General, including those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Buyer of the transactions contemplated hereby shall have been obtained.

          (c)     Litigation.  No  action,  suit  or  proceeding shall have been
                  ----------
instituted before, or by, any governmental body, to restrain, modify or prevent the consummation of the transaction contemplated hereby, or to seek damages on a discovery order in connection with such transaction.

          (d)     Certificate  of  Officers.  A  fully  executed  certificate in
                  -------------------------
substantially  the  form  set  forth  in  Exhibit  E  attached  hereto.

                                  ARTICLE VIII
                                     CLOSING

     8.1     CLOSING.  If  all conditions to the obligations of Buyer and Seller
             --------
to consummate the purchase and sale of the assets as set forth in Articles VI and VII have been satisfied, the closing of the transactions contemplated hereby (the "Closing") shall occur at the offices of Lashly & Baer, P.C., 714 Locust Street, St. Louis, Missouri 63101 (or such other place as the parties may agree) on March 31, 2000, or at such other date as the parties mutually agree (the "Closing Date"), provided that Buyer may extend the Closing Date for up to 30 days if reasonably necessary to complete its arrangements for financing the Purchase Price. Any move necessitated before Closing due to the provisions of
Section 6.10 and the inability of Buyer to Close on or before April 12, 2000, shall be the sole cost of the Buyer. The parties agree to enter into a Management and Operating Agreement, in form satisfactory to both parties, which will facilitate Buyer's duty to obtain licenses and permits to operate the helicopter business after Closing.

     8.2     DOCUMENTS TO BE DELIVERED BY SELLER.  The following documents shall
             -----------------------------------
be  delivered  to  Buyer  at  the  Closing  by  Seller,  as  applicable:

          (a)     Conveyance Documents.  Such deeds, bills of sales, assignments
                  --------------------
or other instruments of sale, transfer, assignment, conveyance and delivery in form and substance reasonably satisfactory to counsel for Buyer, as are required in order to transfer to Buyer good and marketable title to the Purchased Assets, free and clear of all liens, charges, security interests and other encumbrances except as provided herein, duly executed by Seller;

          (b)     Special  Warranty  Deed.  A special warranty deed for all real
                  -----------------------
estate;

          (c)     Opinion.  Opinion  of  Lashly & Baer, P.C., counsel to Seller,
                  -------
dated  the Closing Date, substantially in the form attached hereto as Exhibit C;

          (d)     Certificate.    A  certificate  substantially  in  the  form
                  -----------
attached hereto as Exhibit D, dated as of the Closing Date and duly executed by an executive officer of Seller;

          (e)     Lien  Releases.  UCC  and FAA termination statements and other
                  --------------
applicable documentation necessary to release any encumbrances, liens, security interests or any interest of any third party in the Purchased Assets to the extent not relating to or arising from an Assumed Liability, duly executed by the appropriate parties;

          (f)     Transfer  of  Records.  All contracts, files, documents, data,
                  ---------------------
records  and  information  of  Seller  relating  to  the  Purchased  Assets.

     8.3     DOCUMENTS  TO  BE  DELIVERED  BY  BUYER.  The  following  shall  be
             ---------------------------------------
delivered  to  Seller  at  the  Closing  by  Buyer:

          (a)     Purchase  Price.  The  Cash Purchase Price or the Cash Portion
                  ---------------
of the Alternate Purchase Price, as provided for in Section 1.4(a) or I .4(b), as applicable, subject to adjustment as provided for in Sections 1.4(c) or 1.4(c), if applicable, paid in cash or by wire transfer of funds as provided in
Section  1.4;
------------

          (b)     Note.  The  Note,  if  applicable, pursuant to Section 1.4(c);
                  ----                                           --------------

          (c)     Sublease.  An  appropriate  sublease  agreement  if applicable
                  --------
pursuant  to  Section  1.4(e);

          (d)     Bill  of  Sale,  Assignment  and  Assumption  Agreement.  An
                  -------------------------------------------------------
Assumption Agreement in substantially the form attached hereto as Exhibit A, dated as of the Closing Date and duly executed by Buyer;

          (e)     Certificate. A certificate executed by an executive officer of
                  -----------
Buyer, dated the Closing Date, in substantially the form attached as Exhibit E hereto; and

          (f)     Opinion.  An opinion of Davis, Graham & Stubbs LLP, counsel to
                  -------
Buyer, dated the Closing Date, in substantially the form attached hereto as Exhibit D.

                                   ARTICLE IX
                          TAXES, UTILITIES, ASSESSMENTS
                              AND OTHER ADJUSTMENTS

     9.1     PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY BUYER.  Buyer
             -----------------------------------------------------------
shall pay in a timely manner all Taxes, if any, resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the person on whom imposed.

     9.2     PAYMENT IN LIEU OF COVENANT NOT TO COMPETE.  Seller shall pay Buyer
             ------------------------------------------
$101,000.00 as consideration for its inability to deliver a covenant not to compete with respect to Cyril C. Woodrome.

     9.3     PAYMENT FOR TELEPHONE SYSTEM.  Seller shall pay Buyer $44,834.29 to
             ----------------------------
reimburse Buyer for the Lucent telephone system being purchased for the 2207 Scott Avenue facility.

     9.4     PAYMENT  FOR EQUIPMENT.  Buyer  shall  pay  Seller  $11,175.00  for
             ----------------------
equipment relating  to  the  two  aircraft  (King Air B100) being purchased from
SkyLife and $12,872.05  for  equipment  shown  on  Schedule  9.3.
                                                   --------------

                                    ARTICLE X
                                 INDEMNIFICATION

     10.1     INDEMNIFICATION  BY  SELLER.  Seller  agrees that, notwithstanding
              ---------------------------
the Closing and regardless of any investigation made at any time by or on behalf of Buyer or of any information Buyer may have in respect thereof, Seller will indemnify and hold harmless Buyer and each officer, director and affiliate of Buyer (collectively, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "Indemnifiable Costs"), which any of the Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, arising out of (A) any misrepresentation, breach or default by Seller or any Member of or under any of the representations and warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith; (B) any failure by Seller to perform or observe any term, provision, covenant, agreement or condition in this Agreement on the part of Seller to be performed or observed; (C) any noncompliance with the provisions of any applicable bulk sales law or regulation; or (D) any liability or obligation of the Seller not expressly assumed by Buyer hereunder, whether or not disclosed herein and including, but not limited to, any claim or claims made against Buyer arising out of liabilities or asserted liabilities of Seller or its affiliates which may be asserted against Buyer as purchaser of the Purchased Assets.

     10.2     LIMITATIONS  ON  INDEMNIFICATION  OBLIGATIONS  OF  SELLER.  The
              ---------------------------------------------------------
liability of the Seller to Buyer under Section 10.1 shall be subject to the following limitations:

          (a)     Deductible.  Seller  shall  not  be liable for indemnity under
                  ----------
Section 10.1 unless the aggregate amount of Indemnifiable Costs incurred by the Indemnified Parties exceeds the sum of one hundred thousand dollars ($100,000) (the "Deductible") prior to the expiration of the Applicable Limitations Period, hereinafter defined. This Section shall not apply to Indemnifiable Costs arising as a result of a breach of representations in Sections 2.9, 2.14 and 2.15.

          (b)     General  Liability  Ceiling.  If  the  aggregate Indemnifiable
                  ---------------------------
Costs incurred by the Indemnified Parties exceed the Deductible before expiration of the Applicable Limitations, Seller shall indemnify the Indemnified Parties for the amount of such excess up to but not in excess of the amount of the Purchase Price less all debt on the Purchased Assets. Seller agrees, for a period of one (1) year after the Closing Date, to make no distributions to the Members of any portion of the Purchase Price (including any payment of any liability of a Member or a liability of Seller guaranteed by a Member) up to $3,000,000.00. For the period after one (1) year after the Closing Date until two (2) years after the Closing Date, Seller shall maintain:

               (i) a "tail" or similar insurance policy on the underground storage tank insurance presently maintained by Seller, Policy 020568, with the Missouri Petroleum Storage Tank Insurance Fund, plus an amount equal to the deductible amount of said policy;

               (ii) an amount sufficient to satisfy in full the requirements of the letter agreement with Stifel, Nicolaus & Company, Incorporated, set forth in Schedule 2.15;
    --------------

               (iii) an amount sufficient to pay principal and interest on all indebtedness of ARCH, including any accounts payable and the line of credit and building loan with Mercantile Bank of St. Louis, National Association, it successors and assigns;

               (iv) an amount sufficient to pay all tax liabilities for the years 1998, 1999 and 2000;

               (v) an amount sufficient to satisfy all obligations to ARCH's employees on the Closing Date for accrued vacation time, contractual obligations, and all employee benefit plans of ARCH and SkyLife;

               (vi) an amount sufficient to pay all premiums on the tail for the professional policy listed in Schedule 1.2(g);
                                       ----------------

               (vii) an amount sufficient to prosecute any litigation pending, threatened or outstanding against ARCH as of the date one year after the Closing Date; and

               (viii)     Two  Hundred  Fifty  Thousand  Dollars  ($250,000.00).

          (c)     [Intentionally  left  blank].

          (d)     [Intentionally  left  blank].

          (e)     Time  Limitations.  Except  as  provided  hereafter,  the
                  -----------------
"Applicable Limitation Period" within which any claim for indemnification may be brought by Buyer under Section 10.1 shall be the one (1) year, ending on the first anniversary date of the Closing Date. Notwithstanding the preceding sentence, the "Applicable Limitation Period" for claims for indemnification arising from a material breach of a representation contained in Sections 2.9,
2.10 and 2.14 shall be a period of time equal to the statutory limitations period that would apply to the facts or circumstances that gave rise to such material breach and no claim for indemnification of Indemnifiable costs arising out of any such material breach may be asserted against the Seller after the expiration of the "Applicable Limitation Period" that would, under the applicable statute, apply to such breach, except that in no event shall such period extend beyond the second anniversary of the Closing Date.

          (f)     Environmental/Remedial  Action.  Seller  shall  be entitled to
                  ------------------------------
control any remedial action and any proceeding relating to an environmental matter arising under the provisions of Section 2.14 for which Seller is obligated or agrees to indemnify Buyer. "Remedial action" shall include all actions, including any capital expenditures, required or voluntarily undertaken to: (a) clean up, remove, treat, or in any other way address any Hazardous Substance or other substance; (b) prevent the release or threat of release, or minimize the further release of any Hazardous Substance or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) bring all facilities and operations conducted thereon into compliance with all environmental laws and environmental governmental authorizations. Seller shall meet and consult with the designated representatives of Buyer in so acting, and all actions by Seller shall be reasonable under the circumstances.

     To be effective, any claim for indemnification by any Indemnified Party must be made by a written notice (a "Notice of Claim") to the Seller, given in accordance with the provisions of Section 10.2 hereof, accompanied by documentation supporting the claim, by no later than the expiration of the Applicable Limitation Period set forth above in this Section 10.2(e). If the Indemnified Party asserting any such claim for indemnification hereunder has made such a claim prior to the expiration of the Applicable Limitations Period, then, subject to the Deductible and the applicable Liability Ceiling in this
Section 10.2, such Indemnified Party shall be entitled to recover the full amount of the Indemnified Costs incurred by it even if that amount is not finally determined until after such expiration.

     10.3     COOPERATION.
              -----------

          (a)     NOTICE.  Buyer  will  give  prompt written notice to Seller of
                  ------
any assertion, claim or demand which Seller discovers or of which notice is received after the Closing and which might give rise to a claim by Buyer against Seller under Section 10.1 hereof, stating in reasonable detail the nature, basis and amount thereof.

          (b)     CLAIMS  FOR  MONEY  DAMAGES.  In  case  of any claim for money
                  ---------------------------
damages by a third party, any suit for money damages, any claim for money damages by any governmental body, or any legal, administrative or arbitration proceeding with respect to which Seller may have liability for money damages under the indemnity agreements contained in Section 10.1, Seller shall be entitled to participate therein, and to the extent desired, to assume the defense thereof, and after notice from Seller of its election so to assume the defense thereof, the Seller will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation, unless the Seller does not actually assume the defense thereof following notice of such election. Buyer or Seller shall make available to the other and its attorneys and accountants, at all reasonable times, all books and records relating to such suit, claim or proceeding, and Buyer and Seller will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, claim or proceeding. Buyer will not make any settlement of any claim which might give rise to liability of Seller hereunder for money damages under the indemnity agreement contained in Section 10. I hereof without the consent of the Seller, which consent shall not be unreasonably withheld. If the Seller shall desire and be able to effect a monetary compromise or settlement of any such claim which settlement or monetary compromise shall fully and finally relieve Seller of any liability in connection with such cause of action and claim and the Indemnified Party shall refuse to consent to such compromise or settlement (to the extent it relates to money damages), then the liability of Seller to the Indemnified Party with respect to settlement of such claim shall be limited to the amount so offered in compromise or settlement.

     10.4     ARBITRATION  PROVISIONS.  If  the  parties  have  been  unable  to
              -----------------------
resolve any dispute or controversy arising with respect to a claim of indemnification hereunder, then such dispute or controversy shall be settled by arbitration by a panel of one arbitrator (selected from a panel of independent and disinterested persons, with at least ten years experience in significant corporate, business or accounting matters, familiar with the purchase and sale of business concerns) in accordance with the rules of the American Arbitration Association. The expenses of the party that prevails in the arbitration, including attorneys' fees and arbitration expenses, shall be paid by the losing party. If each party prevails in part, the arbitrator will determine the appropriate allocation of expenses among the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties may pursue all other remedies with respect to any claim not subject to arbitration.

     10.5     EXCLUSIVE  REMEDY.  Buyer  hereby  agrees  that (i) the rights and
              -----------------
remedies of Buyer and the Indemnified Parties contained in this Article X shall be the sole and exclusive rights and remedies that they shall have against the Seller or the Members for any breach of or inaccuracy in any of the representations or warranties of Seller contained in this Agreement, in the Seller's Disclosure Schedules and in the Seller's Closing Certificates, (ii) Buyer, for itself and the Indemnified Parties, including its and their respective successors and assigns, hereby waives and agrees that it or they will not assert or seek to enforce any other rights or remedies, whether available under statute or at common law, that Buyer would otherwise have against the
Seller by reason of or in respect of any such breach or inaccuracy in any of such representations or warranties of the Seller (collectively, "Other Remedies"), and (iii) except as provided in the next sentence, Buyer shall hold harmless and indemnify the Seller and the Members and their respective heirs, representatives, successors and assigns from and against any claims, demands, actions, suits or other proceedings brought against any of them, and any liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by the Seller or the Members or any of their respective heirs, representatives, successors or assigns, arising out of any attempt or any efforts (successful or unsuccessful) by any Indemnified Party to assert or exercise any of the Other Remedies, Notwithstanding the foregoing, the provisions of this Section 10 with respect to the exclusive rights and remedies of the Buyer and the Indemnified Parties shall not apply to any breach of representation or warranty of Seller contained in this Agreement (as the same has been modified by the Disclosure Schedules attached hereto), if a court or arbitrator having jurisdiction has found that Seller committed common law fraud or that Seller committed a violation of the antifraud provisions of the Federal Securities Laws in making such representation or warranty and such finding has become final and is no longer appealable, provided, however, that limitations on
                                          -----------------
and the exclusions from the amount of Seller's liability to Buyer, and the Indemnified Parties contained in this Article X and the provisions establishing an Applicable Limitations Period on the rights of the Buyer to assert indemnification claims shall nevertheless continue to apply notwithstanding any such finding or findings.

     10.6     SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION OF  BUYER  AND AIR
              ------------------------------------------------------------------
METHODS.  All  representations,  warranties,  covenants  and obligations in this
------
Agreement, and any certificate delivered by Buyer and Air Methods pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated herein for two years from the date of Closing. The right of indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or knowledge (either actual awareness or where a prudent person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representations or warranties contained in this Agreement) acquired about the accuracy or inaccuracy of or compliance with any such representation.

     Buyer and Air Methods will indemnify and hold harmless Seller, its officers, directors, Members and affiliate from and against any and all damages, loses, claims, liability, expense (including costs of investigation and defense and reasonable attorneys' fees) and expenses, whether or not involving a third party claim arising from or in connection with:

          (a) any breach of any representation or warranty made by Buyer in this Agreement pursuant to this Agreement;

          (b) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person acting on its behalf in connection with any of the transactions contemplated herein;

          (c)     any  assumed  liabilities;  and

          (d) any environmental liabilities arising as a result of Buyer's use of the Purchased Assets after the Closing Date.

     Buyer and Air Methods will have no liability (for indemnification or otherwise) with respect to claims arising under this Section 10.6 until the total damages with respect to such matters exceeds $10,000.00 and then only for the amounts by which such damage exceeds $10,000.00. However this section will not apply to claims under Section 10.6(b), (c) and (d).

                                   ARTICLE XI
                                   TERMINATION

     11.1     TERMINATION  OF  AGREEMENT.  This Agreement may, by written notice
              --------------------------
given at or prior to Closing in the manner hereinafter provided, be terminated or abandoned:

          (a)     By  mutual  consent  of  Buyer  and  Seller;

          (b) By Seller if the Closing has not occurred on or before the Closing Date due to a failure of any of the conditions specified in Section 7.2 or Buyer's material failure to make the deliveries required in Section 8.3 at the Closing;

          (c) By Seller if there has been a material default or breach by Buyer with respect to the performance of any of Buyer's material covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of Buyer's material representations and warranties contained herein;

          (d) By Buyer if the Closing has not occurred on or before the Closing Date due to a failure of any of the conditions specified in Section 7.1, (which shall include adverse action by the Missouri Attorney General); or Seller's material failure to make the deliveries requested by Section 8.2 at the Closing; or

          (e) By Buyer if there has been a material default or breach by Seller with respect to the performance of any of Seller's material covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of Seller's material representations and warranties contained herein.

     Notwithstanding the foregoing, if Buyer or Seller is in breach of any of its respective material obligations under this Agreement, the Buyer or Seller (as the case may be) shall not be entitled to exercise its termination right under Section 11.1 (b), (c), (d) or (e) above during the continuance of such breach.

     11.2     PROCEDURE  UPON  TERMINATION.  In the event of termination of this
              ----------------------------
Agreement  by  Buyer  or  Seller or by both Buyer and Seller pursuant to Section
11.1 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by Buyer, the Company or the Seller. In addition, if this Agreement is terminated as provided herein:

          (a) Each party will redeliver all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

          (b) All information of a confidential nature received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall continue to be subject to the provisions of Section 12.1 of this Agreement, which provisions shall survive any such termination.

          (c)     Upon  any  termination  of  this  Agreement  pursuant  to this
Section 11, the respective obligations of the parties hereto under this Agreement (other than under Paragraphs 11,2(a) and (b) above) shall terminate and no party shall have any liability whatsoever to any other party hereto by reason of such termination, irrespective of the cause of such termination, provided, however, that a termination of this Agreement by Buyer pursuant to
------------------
Paragraph 11.1 (d) due to a Material Seller Default, or by Seller pursuant to Paragraph 11.1(c) due to a Material Buyer Default, shall not relieve Seller or the Buyer (as the case may be) of its liability hereunder to the nondefaulting party, and provided, further, that if, notwithstanding a Material Seller Default
           -----------------
or a Material Buyer Default, the Buyer (in the case of a Material Seller Default) closes, or Seller (in the case of a Material Buyer Default) close the transactions contemplated hereby, such action by the non-defaulting party or parties shall constitute a waiver of such Material Seller Default or Material Buyer Default, as the case may be, and (ii) notwithstanding anything to the contrary contained herein, in no event shall Seller be liable to Buyer by reason of a material breach of this Agreement by Seller, and in no event shall Buyer be liable to any or all of the Seller by reason of a material breach of this Agreement by Buyer, for any consequential damages, special damages or lost profits or lost business opportunities arising from such breach.

     11.3     LIQUIDATED  DAMAGES  UPON  TERMINATION.
              --------------------------------------

          (a) If the Seller terminates this Agreement pursuant to Section 11.1(b) or (c), then Seller shall be entitled to liquidated damages equal to $360,000 (the "Seller Breakup Fee").

          (b) If the Buyer terminates this Agreement pursuant to Section 11.1(d) (except that adverse action by the Missouri Attorney General shall not give rise to such entitlement to the Buyer Breakup Fee) or Section 11.1(e), then Buyer shall be entitled to liquidated damages equal to $360,000 (the "Buyer Breakup Fee").

          (c) The Seller Breakup Fee or the Buyer Breakup Fee, as applicable, shall be payable by the applicable party in cash by wire transfer of immediately available funds within 20 business days following termination of the Agreement in the manner described in Sections 11.2(a) and 11.2(b).

                                   ARTICLE XII
                                 CONFIDENTIALITY

     12.1     CONFIDENTIALITY COVENANTS.  Buyer and Seller each acknowledge that
              -------------------------
they have previously each entered into confidentiality agreements which remain valid and enforceable documents, and that they may have received access to Confidential Information (as hereinafter defined) of the other in the course of investigations and negotiations prior to Closing, and Members acknowledge that they may have Confidential Information of Seller. Each party who receives any Confidential Information (a "Receiving Party") from any other party hereto (the "Disclosing Party"), may disclose any such Confidential Information to such party's employees, attorneys, accountants, financial advisors or agents or representatives that have a need to know such Information to facilitate or assist with the consummation of the transactions contemplated hereby (collectively, "Representatives"). Subject to the foregoing exception, and the exception hereinafter set forth in Subsection 12.2 below (i) a Receiving Party shall keep, and shall cause its Representatives to keep, all Confidential Information received from a Disclosing Party hereunder strictly confidential and shall not disclose, and shall cause its Representatives not to disclose, any such Confidential Information to any third party, and (ii) any Receiving Party and its Representatives shall not make any uses of Confidential Information received from a Disclosing Party except to facilitate or assist with the consummation of the transactions contemplated hereby. Confidential information shall include any business, financial, technical or other information, including, but not limited to, business plans, forecasts, marketing plans or initiatives, customer, client and vendor lists, training materials developed by the Disclosing Party, information regarding the identities, qualifications and compensation being paid to key employees, information received from customers, vendors or clients with the expectation, whether explicit or implicit, that such information would be protected from disclosure or dissemination to third parties, and other information the value of which to the Disclosing Party is dependent on the non-disclosure of such information. Confidential Information shall not include information that, although disclosed or made available by a Disclosing Party or any of its Representatives to a Receiving Party or any of its Representatives, (i) can be obtained by persons not subject to confidentiality or use restrictions from public sources, including periodicals, government and industry publications and other media that is readily accessible to the public or competitors of the Disclosing Party, (ii) has been disclosed by the Disclosing Party or any of its Representatives to any unaffiliated third parties without the imposition of any restrictions or prohibitions on disclosure or use thereof and has been, as a result, disclosed by that third party to other third parties, or (iii) information that the Receiving Party can demonstrate convincingly was in its possession prior to its disclosure to the Receiving Party by the Disclosing Party or any of its Representatives, provided that the
                                                               --------
Receiving Party had not obtained possession of such Confidential information from any one that the Receiving Party knew or should have known was subject to restrictions on its right to disclose such information to the Receiving Party, either pursuant to an agreement or by reason of his position or relationship with the Disclosing Party.

     12.2     DISCLOSURE  PURSUANT  TO  LEGAL  PROCESS.  If a Receiving Party is
              ----------------------------------------
required  by  subpoena  or  other legal process, or by laws applicable to it, to disclose or produce any Confidential Information belonging to a Disclosing Party, then, the Receiving Party shall (i) provide the Disclosing Party prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that Disclosing Party may seek an order to quash such subpoena or other legal process or an appropriate protective order or may elect to waive compliance with the provisions of this Section 12 as to any portion or all of such Confidential Information (ii) consult with the Disclosing Party as to the advisability of taking legally available steps to quash or narrow such request, and (iii) provide such reasonable cooperation as the Disclosing Party may request in connection with efforts by the Disclosing Party to quash the subpoena or other legal process or to obtain a protective order with respect to the Confidential Information being sought. If, in the absence of a protective order or the receipt of a waiver hereunder, a Receiving Party is nonetheless, in the opinion of his legal counsel, compelled to disclose or produce any such Confidential Information of the Disclosing Party to any tribunal legally authorized to request and entitled to receive such Confidential Information or to any government agency with which the Receiving Party is required by law to file any such Information or otherwise stand liable for contempt or suffer other censure or penalty or liability, the Disclosing Party may disclose or produce such Confidential Information to such tribunal or government agency, notwithstanding the fact that such information may, as a result become available to the public, without incurring liability hereunder to the Disclosing Party; provided,
                                                                       ---------
however, that the Receiving Party shall give the Disclosing Party written notice
-------
of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use his best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential
Information so required to be disclosed or produced. Notwithstanding the foregoing, the parties agree that the Buyer may file a report on Form 8-K with the Securities and Exchange Commission regarding the transactions contemplated by this Agreement and file as exhibits thereto, this Agreement, and all schedules and exhibits thereto without requesting confidential treatment for such documents and that the Seller may file with the Missouri Attorney General this Agreement and such other information as the Missouri Attorney General shall reasonably request to comply with the provisions of Section 355.656 RSMo.
without  requesting  confidential  treatment  of  such  documents

     12.3     TERMINATION OF CONFIDENTIAL OBLIGATIONS.  The obligations of Buyer
              ---------------------------------------
under this Article XII shall terminate on the Closing of the transactions contemplated hereby, but the obligations of Seller, shall survive the Closing for a period of two (2) years thereafter with respect to Confidential
Information of Seller or Buyer. In the event of a termination of this Agreement, the respective obligations of Seller with respect to Confidential Information of Buyer and the obligations of Buyer with respect to Confidential
Information of Seller and the Seller shall survive for a period of five (5) years from the date of such termination.

                                  ARTICLE XIII
                                  MISCELLANEOUS

     13.1     MODIFICATIONS;  WAIVER.  Any  amendment, change or modification of
              ----------------------
this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder, and no course of dealing between or among any of the parties, shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

     13.2     NOTICES.  All  notices and other communications hereunder shall be
              -------
in writing and shall be deemed to have been duly given when personally delivered, mailed by certified mail, return receipt requested, or via Federal Express or similar overnight courier service, or by facsimile. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

     Buyer:                Mercy  Air  Service,  Inc.
     -----
                           1670  Miro  Way
                           Rialto,  CA  929376
                           Attention:  President
                           Fax  No.:  (909)357-1009
                           Tel.  No.  (909)437-7009

     with copies to:       Air  Methods  Corporation
                           7301  S.  Peoria
                           Englewood,  CO  80112
                           Attention:  President  and  CEO
                           Fax  No.:  (303)792-4780
                           Tel.  No.:  (303)792-7412

                           and  to

                           Davis,  Graham  &  Stubbs  LLP
                           370  Seventeenth  Street
                           Suite  4700
                           Denver,  CO  80202
                           Attention:  Lester  R.  Woodward,  Esq.
                           Fax  No.  (303)893-1379
                           Tel.  No.:  (303)892-9400
     Seller:               Area  Rescue  Consortium  of  Hospitals
     ------
                           18500  Edison  Avenue
                           Chesterfield,  MO  63005
                           Attention:  Robert  F.  Stumpf
                           Fax  No.:  (636)681-8049
                           Tel.  No.:  (636)681-8000
     with a copy to:       Lashly  &  Baer,  P.C.
                           714  Locust  Street
                           St.  Louis,  MO  63101
                           Attention:  Charles  E.  Valier
                           Fax  No.:  (314)621-6844
                           Tel.  No.:  (314)621-2939

     13.3     COUNTERPARTS.  This  Agreement  may  be  executed  in  multiple
              ------------
counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures may be exchanged by facsimile, with original signatures to follow. Each party hereto agrees that it will be bound by its own signature and that it accepts the facsimile signatures of the other parties hereto.

     13.4     EXPENSES.  Each of the parties hereto will bear all costs, charges
              --------
and expenses incurred by such party in connection with this Agreement and the consummation of the transactions contemplated herein.

     13.5     BINDING  EFFECT, ASSIGNMENT.  This Agreement shall be binding upon
              ---------------------------
and inure to the benefit of Buyer, Air Methods and Seller, their respective representatives, successors, and permitted assigns; provided, however, that no party may assign his, her, or its rights or obligations under this Agreement without the prior written consent of the other parties. Buyer may assign certain rights with respect to the Purchased Assets to Buyer's lenders to securitize certain assets being financed.

     13.6     NO STRICT CONSTRUCTION.  The language used in this Agreement shall
              ----------------------
be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

     13.7     ENTIRE AND SOLE AGREEMENT.  This Agreement and the other schedules
              -------------------------
and Agreements referred to herein, constitute the entire agreement between the parties hereto and supersede all prior agreements, negotiations, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

     13.8     GOVERNING  LAW.  This  Agreement  and  its validity, construction,
              --------------
enforcement, and interpretation shall be governed by the substantive laws of the State of Missouri.

     13.9     INVALID  PROVISIONS.  If any provision of this Agreement is deemed
              -------------------
or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect, provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto with the mutual consent of the parties a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

     13.10     HEADINGS.  The  descriptive  section headings are for convenience
               --------
of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.


                                *   *   *   *   *


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

                                             BUYER:

                                             AIR  METHODS  CORPORATION



                                             By:  /s/  George  W.  Belsey
                                                  -----------------------
                                                       President

                                             MERCY  AIR  SERVICE,  INC.



                                             By:  /s/  David  L.  Dolstein
                                                  ------------------------
                                                       President

                                             SELLER:

                                             AREA RESCUE CONSORTIUM OF HOSPITALS



                                             By:  /s/  James  R.  Kimmey,  M.D.
                                                  -----------------------------
                                                       Chairman

                                    EXHIBIT A

                Bill of Sale, Assignment and Assumption Agreement

                                    EXHIBIT B

                       Form of Opinion of Buyer's Counsel

                                    EXHIBIT C

                       Form of Opinion of Seller's Counsel

                                    EXHIBIT D

                              Certificate of Seller

                                    EXHIBIT E

                              Certificate of Buyer

                                    EXHIBIT F

                                    Form 8594

                                    EXHIBIT G

                          Form of Non-Compete Agreement

                                    EXHIBIT H

                                  Form of Lease